UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 11, 2016

CACHET FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317

(Address of principal executive offices) (Zip Code)

(952) 698-6980

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Demand Promissory Notes

On May 9, 2016, Cachet Financial Solutions, Inc. entered into a Demand Promissory Note agreement for $250,000 with a director of the Company, James L. Davis. The Company also entered into another Demand Promissory Note for an additional $250,000 with Mr. Davis on May 10, 2016. Both Demand Promissory Notes accrue interest at the per annum rate of 10%. All principal and accrued but unpaid interest on the demand promissory notes will become payable upon the written demand of the lender. As an additional inducement to the lender to advance amounts under the notes dated May 9th and May 10th , the Company has agreed to issue the lender warrants to acquire 75,000 shares of the Company’s common stock at an exercise price of $0.27 per share and $0.25 per share, respectively, for each week the notes are outstanding. If a given note is outstanding for more than 30 days, the amount of each new warrant issuance shall increase to 100,000 shares per week.

Promissory Note

On May 9, 2016, Cachet Financial Solutions, Inc. entered into a Promissory Note agreement for $226,650 with a director of the Company, James L. Davis. The note accrues interest at the per annum rate of 10%. The note shall be repaid in six monthly installments of $38,650.16, which includes interest. As an additional inducement to the lender to advance amounts under the note, the Company has agreed to issue the lender a warrant to acquire 339,975 shares of the Company’s common stock at an exercise price of $0.27 per share.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 hereof is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
10.1	Demand Promissory Note dated May 9, 2016.
10.2	Demand Promissory Note dated May 10, 2016.
10.3	Promissory Note dated May 9, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACHET FINANCIAL SOLUTIONS, INC.:
(Registrant)

By:	/s/ Bryan D. Meier
Bryan D. Meier
Executive Vice President and
Chief Financial Officer

Dated:	May 11, 2016